Exhibit 99.1

Robert A. Esernio Resigns from TSR, Inc. Board of Directors

Hauppauge, NY (September 2, 2016)—TSR, Inc. (Nasdaq: TSRI), a provider of computer programming consulting services, today announced that Robert A. Esernio has tendered his resignation from the Board of Directors of TSR effective immediately. Mr. Esernio was also the Chairman of TSR’s Audit Committee and Nominating Committee and a member of its Compensation Committee. The Board of Directors appointed Brian J. Mangan to succeed Mr. Esernio as Chairman of the Audit Committee and Nominating Committee.

Mr. Joseph Hughes, Chairman and Chief Executive Officer of TSR, stated “Bob Esernio’s 15 years of service as a member of the TSR Board are deeply appreciated. During his tenure, Mr. Esernio made countless contributions to the governance, growth and operations of our Company. His expertise in accounting and other matters and his excellent business judgment will be sorely missed. On behalf of the Company and its stockholders, we thank this leader in the accounting profession for his dedicated service over many years.”

Certain statements contained herein, including statements as to the Company’s plans, future prospects and future cash flow requirements are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties, including but not limited to, the following: the success of the Company’s plan for internal growth, the impact of adverse economic conditions on the Company’s business; risks relating to the competitive nature of the markets for contract computer programming services; the extent to which market conditions for the Company’s contract computer programming services will continue to adversely affect the Company’s business; the concentration of the Company’s business with certain customers; uncertainty as to the Company’s ability to maintain its relations with existing customers and expand its business; the impact of changes in the industry and the Company’s ability to adapt to changing market conditions and other risks and uncertainties described in the Company’s filings under the Securities Exchange Act of 1934. The Company is under no obligation to publicly update or revise forward-looking statements.